THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) ("DTC"), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co.., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED                                                                                     $80,000,000.00

NUMBER  __I-_____                                                                                     CUSIP 06050 MEM5

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

/   /         SEE THE ATTACHED PRINCIPAL REPAYMENT
              AMOUNT RIDER for a description of the
              PRINCIPAL REPAYMENT AMOUNT and its method of calculation.

/ X /       SEE THE ATTACHED FINAL PAYMENT AMOUNT RIDER for a description of the  FINAL PAYMENT AMOUNT and its method of calculation

ORIGINAL ISSUE DATE:   January 26, 2005
MATURITY DATE:  January 26, 2010
CALCULATION AGENT:  Banc of America Securities LLC ("BAS")
ADDITIONAL TERMS:  See Final Payment Amount Rider
MINIMUM DENOMINATIONS:  $1,000 and whole multiples of $1,000.

BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, (i) that amount calculated according to the terms of the attached Final Payment Amount Rider (the "Final Payment Amount") on the Maturity Date specified above (except to the extent redeemed, repaid, or converted prior to the Maturity Date or unless stated otherwise) and (ii) interest on the face amount of this Note as provided in the Final Payment Amount Rider at the rate of 0.25% per annum from, and including, the Original Issue Date, to, but excluding, the Maturity Date (except to the extent redeemed, repaid, or converted prior to the Maturity Date or unless stated otherwise).

Any interest, and to the extent provided under the Final Payment Amount Rider, the Final Payment Amount, not punctually paid or duly provided for shall be payable as provided in the Indenture.  As used in this Note, "Business Day" means any day that is not a Saturday or a Sunday, and that is not a legal holiday in New York, New York or Charlotte, North Carolina and

that is not a day on which banking institutions in those cities or any other place of payment with respect to this Note are authorized or required by law or regulation to be closed; but that is not a day on which the principal securities market (or markets) on which the constituent stocks of the Nasdaq‑100 Index® are traded is closed.

Interest on this Note, and to the extent provided under the Final Payment Amount Rider, the Final Payment Amount are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that the interest or the Final Payment Amount may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes.  Notwithstanding the preceding sentence, payments of interest or the Final Payment Amount, if any, payable under this Note may be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder hereof not less than one Business Day prior to the due date of such interest payment or the Final Payment Amount and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, c/o The Bank of New York Trust Company, N.A., Attn: Corporate Trust Department , 10161 Centurion Parkway, Jacksonville, Florida 32256.

For both this Note and other notes issued in certificated form, the payment of the Final Payment Amount due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

References herein to "U.S. dollars," "U.S.$," or "$" are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and on the attached Final Payment Amount Rider, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

                                                                    BANK OF AMERICA CORPORATION

                                                                    By:____________________________________
[SEAL]                                                        Title: Senior Vice President

ATTEST:

By:___________________________
Title:  Assistant Secretary

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: January 26, 2005

                                                                                THE BANK OF NEW YORK,
                                                                                as Trustee

                                                                               By:___________________________
                                                                                              Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

SECTION 1.  General.  This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the "Notes") issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the "Indenture"), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the "Trustee," which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, and a Third Supplemental Indenture dated as of July 28, 2004, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is also one of the Notes designated as the Corporation's Senior Medium-Term Notes, Series K, initially limited in aggregate principal amount to $10,000,000,000.  The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes.  The Notes may bear different dates, mature at different times, bear interest at different rates and vary in such other ways as are provided in the Indenture.

SECTION 2.  No Sinking Fund.  This Note is not subject to any sinking fund.

SECTION 3.  Redemption.  This Note is redeemable prior to the Maturity Date as provided in the Final Payment Amount Rider.

SECTION 5.  Defeasance.  The provisions of Article Fourteen of the Indenture do not apply to Securities of this Series.

SECTION 6.  Events of Default.  If an Event of Default (defined in the Indenture as (a) the Corporation's failure to pay the principal of (or premium, if any, on) the Notes when due; (b) the Corporation's failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation's breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency, or liquidation of the Corporation) shall occur with respect to the Notes, the amount described under the section "Call at the Corporation's Option" of the attached Final Payment Amount Rider may be declared due and payable in the manner and with the effect provided in the Indenture and in the Final Payment Amount Rider.

SECTION 7.  Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the Final Payment Amount, interest, or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 8.  Obligations Unconditional.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the Final Payment Amount, interest, and other amounts payable on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 9.  Authorized Denominations.  The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $1,000 and whole multiples of $1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate face amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 10.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture.  The book-entry system maintained by The Depository Trust Company ("DTC") will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants.  The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of interest and the Final Payment Amount, notices and voting. Transfer of interest and the Final Payment Amount to participants of DTC will be the responsibility of DTC, and transfer of interest and the Final Payment Amount payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners.  So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants.  The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

            This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form.  In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in face amount to such beneficial interest and to have such Notes registered in its name.  Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

SECTION 11.  Defined Terms.  All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 12.  Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM--   as tenants in common
TEN ENT--     as tenants by the entireties
JT TEN--         as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT--...........................as Custodian for............................
                                              (Cust)                                        (Minor)

                                                      Under Uniform Gifts to Minors Act

                                                       .......................................................
                                                                         (State)

Additional abbreviations may also be used though not in the above list.

_____________________________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS
INCLUDING ZIP CODE OF ASSIGNEE]

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please Insert Social Security or Other

Identifying Number of Assignee: ____________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:_________________________            _________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

BANK OF AMERICA CORPORATION
Medium-Term Senior Note, Series K

FINAL PAYMENT AMOUNT RIDER

General

This Note is part of a series of medium-term notes entitled "Medium-Term Notes, Series K" issued under the Indenture, as described in the Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004 and is designated as the Bank of America Corporation 0.25% Cash-Settled Exchangeable Notes Linked to the Nasdaq‑100 Index®, due January 26, 2010.  Certain capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

Interest

This Note bears interest from the Original Issue Date at a rate of 0.25% per annum.  Interest is payable semi-annually in arrears on January 26 and July 26 of each year, and on the Maturity Date (each, an "interest payment date"), beginning July 26, 2005.  However, if the amount payable on the Maturity Date for each $1,000 face amount of this Note is greater than $1,000 plus accrued and unpaid interest, then the Corporation will not pay unpaid interest which has accrued since the interest payment date preceding the Maturity Date.  Interest is computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment on an interest payment date will include interest accrued from, and including, the Original Issue Date or preceding interest payment date, as the case may be, to, but excluding, that interest payment date.  If an interest payment date falls on a day that is not a Business Day, the applicable payment will be made on the next Business Day as if it were the date that payment was due, and no interest will accrue as a result of the postponement.

The record date for each interest payment date, including the interest payment date scheduled to occur on the Maturity Date, will be the date that is 15 calendar days prior to that scheduled interest payment date, whether or not that date is a Business Day.

Payment at Maturity

If the Corporation does not call the Note on or prior to the Maturity Date and the holder has not exchanged the entire face amount of the Note, then at maturity the Corporation will pay the holder, for each $1,000 face amount of Notes the holder owns on the Maturity Date, an amount in cash equal to the greater of:

   the product of the exchange ratio (as defined below) and the closing level (as defined below) of the Nasdaq-100 Index® on the Settlement Calculation Date (as defined below); or

  $1,000, plus accrued and unpaid interest on this Note to, but excluding, the Maturity Date.

If the Maturity Date is not a Business Day, the Corporation will pay the cash amount due at the Maturity Date on the first Business Day following the Maturity Date, and no additional interest will accrue to that payment date.

The "exchange ratio" is initially 0.60915.  The exchange ratio will be subject to adjustment as described under "Adjustments to the Exchange Ratio Relating to Dividends."

"Calculation Date" means, as applicable, the Settlement Calculation Date, the Call Calculation Date, or the Exchange Calculation Date (each as defined below).

"Settlement Calculation Date" is the fifth Trading Day prior to the Maturity Date.

"Trading Day" means any day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

The "closing level" of the Nasdaq-100 Index® (or one unit of any other index for which a closing level must be determined) on any Business Day means the level of the Nasdaq-100 Index® at the regular official weekday close of any and all relevant exchanges and markets.

Call at the Corporation's Option

The Corporation, in its sole discretion, may call this Note, in whole but not in part, on any Business Day beginning on January 26, 2007, to, and including, the Maturity Date.  The date, if any, on which the call occurs is referred to as the "call date."  The Corporation may call this Note by giving notice to the Trustee on any Business Day at least 15 scheduled Business Days prior to the call date.  Any date on which the Corporation gives notice to the trustee under the Indenture that the Corporation is calling this Note is referred to as the "call notice date."  The notice to the Trustee will specify the call date.

The Trustee will provide the holder of this Note with notice of the call election specifying the call date.  While this Note is issued in global form, the registered holder will be DTC, and DTC will receive the notice of the call.  So long as DTC is the registered holder of this Note, DTC will forward the notice of the Corporation's election to exercise the call option to its direct participants.  The notice will be forwarded to the beneficial holders of this Note as described in the Prospectus under "Registration and Settlement-The Depository Trust Company."

If the Corporation calls this Note, for each $1,000 face amount of this Note that the holder owns on the call date, the Corporation will pay the holder on the call date a cash amount referred to as the "call amount."  The call amount will equal the greater of:

  the product of the exchange ratio and the closing level of the Nasdaq-100 Index® on the Call Calculation Date; or

  $1,000.

If the Corporation calls this Note, then the holder will not receive accrued interest from, and including, the immediately preceding interest payment date through, and including, the call date.

The "Call Calculation Date" is the Trading Day immediately prior to the call notice date.

Exchange at Holder's Election

The holder may exchange all or a portion of this Note by giving notice as described below on any Business Day during the period beginning on February 21, 2005 and ending on the earlier of (a) January 4, 2010 or (b) the Business Day before the call notice date.

If the beneficial holder exchanges less than all of its interest in this Note, such holder must exchange at least $25,000 in face amount of its interest in this Note, and the face of the amount of this Note which remains outstanding must have a minimum denomination of at least $1,000.  The holder's written notice, in substantially the form set forth at Annex A, including the applicable account information, must be completed in full and given to the Calculation Agent and the Trustee by 10:30 a.m., New York City time on that date.  The holder's notice must include the necessary contact information for the Calculation Agent to acknowledge receipt of the holder's notice, and the holder's notice will become effective when the Calculation Agent executes the acknowledgement.  If the Calculation Agent receives the holder's notice after 10:30 a.m., New York City time, on any Business Day, the holder's notice will be deemed to have been given on the following Business Day.  Any date on which the holder gives the Corporation proper notice requiring the Corporation to exchange any portion of this Note, or the day on which the notice will be deemed to have been given, is referred to as the "exchange notice date."

If a holder exercises its exchange right, then as of the applicable exchange notice date, the Corporation may no longer call this Note or the portion of this Note that the holder has elected to exchange.  Upon proper tender of the holder's interest in this Note, which must be in accordance with the rules of DTC if this Note is held by DTC in global form, the holder will receive, for each $1,000 face amount of this Note that the holder exchanges, a cash amount equal to the product of the exchange ratio and the closing level of the Nasdaq-100 Index® on the Exchange Calculation Date.  The "Exchange Calculation Date" is the Trading Day that is immediately after the applicable exchange notice date.  The cash amount the holder receives could be less than the amount that the holder otherwise would have received had the holder held this Note until the Maturity Date.

Upon payment to the holder of the applicable cash amount to the account set forth in the holder's exchange notice, the Corporation will have discharged all of its obligations as to the portion of this Note duly tendered for exchange.

If a holder exercises the exchange option, then the holder will not receive, as to the portion of this Note exchanged,  accrued interest from and including the immediately preceding interest payment date through, and including, the exchange date (as defined below).  The Corporation will deliver the cash amount to the holder no more than 13 Business Days after the exchange notice date.  The thirteenth Business Day after the exchange notice date is referred to as the "exchange date."

No exchange notice may be withdrawn after its receipt by the Calculation Agent and the Trustee.  The holder may not sell, pledge, or otherwise transfer its interest in this Note once the holder has sent an exchange notice for that interest to the Calculation Agent and the Trustee.  Failure to properly complete and deliver the exchange notice may result in that notice being treated as null and void, in the discretion of the Calculation Agent, with the applicable portion of this Note remaining outstanding.

This Note will initially be issued in registered global form and will remain on deposit with DTC, as described in the Prospectus under "Registration and Settlement."  Therefore, beneficial holder must exercise the holder's exchange option in respect of this Note through DTC, by delivering notice of the holder's election to DTC.  To ensure that DTC will receive timely notice of the holder's election to exchange all or a portion of this Note, the holder must instruct the direct or indirect participant through which it holds an interest in this Note to notify DTC of the holder's election to exchange its interest in this Note, in accordance with the then applicable operating procedures of DTC.  Different firms have different deadlines for accepting instructions from their customers.  The holder should consult the direct or indirect participant through which the holder holds an interest in this Note to ascertain the deadline for ensuring that timely notice will be delivered.

By delivering a notice of exchange, a holder will be deemed:

   to have irrevocably authorized the cancellation of the exchanged notes from the holder's account upon delivery of the applicable amount of cash; and

  to agree to instruct the DTC participant holding its interest in this Note on its behalf to coordinate with the Trustee its interest in and the Corporation to deliver its book-entry position in this Note for cancellation to the issuing and paying agent's DTC account on the exchange date.

Events of Default and Acceleration

If an Event of Default with respect to this Note has occurred and is continuing, the amount payable to a holder of this Note upon any acceleration permitted under the Indenture, with respect to each $1,000 face amount of this Note, will be equal to an amount as described under "Call at the Corporation's Option" above, calculated as though the date of Default were the call notice date for this Note.  If a bankruptcy proceeding is commenced in respect of the Corporation, the holder's claim may be limited, under the United States Bankruptcy Code, to the original issue price of its interest in this Note plus an additional amount of contingent interest calculated as if the date of commencement of the proceeding were the Maturity Date of this Note.

Adjustments to the Exchange Ratio Relating to Dividends

The exchange ratio will be subject to adjustment as described below if the dividends paid on the stocks included in the Nasdaq-100 Index® differ from the Base Aggregate Dividend (as defined below) after January 21, 2005.  This will occur if, for any Dividend Adjustment Period, the Actual Aggregate Dividend differs from the Base Aggregate Dividend (each as defined below).

For purposes of determining this adjustment:

"Dividend Calculation Date" means each January 26, April 26, July 26, and October 26 beginning on April 26, 2005 and occurring prior to the maturity date, except that the final Dividend Calculation Date will be January 19, 2010.  If any Dividend Calculation Date falls on a date that is not a Business Day, then the next Business Day will be the Dividend Calculation Date.

"Dividend Adjustment Period" means each period from, and including, a Dividend Calculation Date to, but excluding, the next Dividend Calculation Date, except that the initial Dividend Adjustment Period will be the period from, and including, January 21, 2005 to, but excluding, the first Dividend Calculation Date, and the final Dividend Adjustment Period will end on January 19, 2010.

"Actual Aggregate Dividend" means, for all ex-dividend dates on the shares of the component stocks comprising the Nasdaq-100 Index® during any Dividend Adjustment Period, the aggregate amount of cash dividends that a holder of those shares would be entitled to receive, as determined in good faith by the Calculation Agent.

"Base Aggregate Dividend" means $2.4554, which represents the product of (a) one quarter of the reference level and (b) 0.65%.  The Base Aggregate Dividend for the first Dividend Adjustment Period will be $2.5732 (as a result of the longer length of that Dividend Adjustment Period), and the Base Aggregate Dividend for the last Dividend Adjustment Period will be $2.2982 (as a result of the shorter length of that Dividend Adjustment Period.

"Aggregate Dividend Adjustment Factor" means, for any Dividend Adjustment Period,

              1 + (Actual Aggregate Dividend - Base Aggregate Dividend) / S

"S" means the arithmetic average of the closing level of the Nasdaq-100 Index® on each Trading Day during the applicable Dividend Adjustment Period.

If the Actual Aggregate Dividend for any Dividend Calculation Period differs from the Base Aggregate Dividend, then the exchange ratio will be adjusted as of the close of business on the Dividend Calculation Date occurring at the end of that period, so that:

new exchange ratio = current exchange ratio x Aggregate Dividend Adjustment Factor for the period

If the exchange ratio is reduced because the Base Aggregate Dividend exceeds the Actual Aggregate Dividend for any Dividend Calculation Period, the amount of cash the holder will receive on the Maturity Date or upon a call or exchange of this Note may be less than it would have been if that reduction had not occurred.  However, in no event will the exchange ratio be reduced to less than zero.  On the other hand, if the exchange ratio increases because the Actual Aggregate Dividend for any Dividend Calculation Period exceeds the Base Aggregate Dividend, the amount of cash the holder will receive on the Maturity Date or upon a call or exchange of this Note may be greater than it would have been if that increase had not occurred.

Market Disruption

Each of the following will be a "Market Disruption Event" if, in the sole opinion of the Calculation Agent, that event materially affects the Nasdaq-100 Index®:

(a)       the suspension, material limitation, or absence of the trading of a material number of stocks included in the Nasdaq-100 Index®;

(b)       the suspension or material limitation of the trading of stocks on one or more stock exchanges on which stocks included in the Nasdaq-100 Index® are quoted;

(c)       the suspension or material limitation of the trading of (a) options or futures relating to the Nasdaq-100 Index® on any options or futures exchanges or (b) options or futures generally; or

(d)       the imposition of any exchange controls with respect to any currencies involved in determining the total amount payable on the notes at maturity.

For the purpose of this definition of Market Disruption Event:

(a)       a limitation on the number of hours or days of trading will not be a Market Disruption Event if it results from an announced change in the regular business hours of any exchange;

(b)       a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event;

(c)       a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event; and

(d)       an absence of trading on a securities exchange or quotation system will not include any time when that exchange or quotation system is closed for trading under ordinary circumstances.

            If a Market Disruption Event occurs or is continuing on a day that would otherwise be a Calculation Date, then the Calculation Agent instead will use the closing level of the Nasdaq-100 Index® on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing.  In no event, however, will a Calculation Date be postponed by more than five Business Days.  If a Calculation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day nevertheless will be the Calculation Date, and the Calculation Agent will make a good faith estimate of the closing level of the Nasdaq-100 Index® based upon its assessment of the level of the Nasdaq-100 Index® at that time.  If a Calculation Date is postponed due to a Market Disruption Event, the applicable maturity date, call date, or exchange date for the notes also will be postponed by the same number of Business Days.

Discontinuance of the Nasdaq-100 Index®; Alteration of Method of Calculation

If Nasdaq® discontinues publication of the Nasdaq-100 Index® and Nasdaq® or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Nasdaq-100 Index® (the new index being referred to as a "Successor Index"), then the relevant closing levels will be determined by reference to the Successor Index at the close of trading on the New York Stock Exchange, the American Stock Exchange LLC, The Nasdaq National Market, or the relevant exchange or market for the Successor Index.

If the Calculation Agent selects a Successor Index, the Calculation Agent immediately will notify the Corporation and the Trustee, and the Trustee will provide written notice of a change to the holders of this Note within three Business Days of that selection.

If Nasdaq® discontinues publication of the Nasdaq-100 Index®, and the Calculation Agent determines that no Successor Index is available, then the Calculation Agent will notify the Corporation and the Trustee, and will calculate the appropriate closing levels. These calculations by the Calculation Agent will be in accordance with the formula for and method of calculating the Nasdaq-100 Index® last in effect prior to that discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Nasdaq-100 Index®, that Successor Index or level will be substituted for the Nasdaq-100 Index® for all purposes.

If at any time the method of calculating the Nasdaq-100 Index® or a Successor Index, or the level thereof, is changed in a material respect, or if the Nasdaq-100 Index® or a Successor Index in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Nasdaq-100 Index® or that Successor Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will notify the Corporation and the Trustee and will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Nasdaq-100 Index® or that Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the closing levels with reference to the Nasdaq-100 Index® or that Successor Index, as adjusted.  Accordingly, if the method of calculating the Nasdaq-100 Index® or a Successor Index is modified so that the level of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust that index in order to arrive at a level of the Nasdaq-100 Index® or that Successor Index as if it had not been modified (e.g., as if the split had not occurred).

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding this Note.  Absent manifest error, all determinations of the Calculation Agent as to the exchange ratio and the amounts payable on the Maturity Date or upon a call or exchange of the Note will be final and binding on the Corporation and the holders of this Note, without any liability on the part of the Calculation Agent.

The Corporation has initially appointed its affiliate, Banc of America Securities LLC, as the Calculation Agent, but the Corporation may change the Calculation Agent at any time without notifying the holder of this Note.

Certain Tax Matters

            Each holder of this Note agrees with the Corporation to treat, for United Sates federal income tax purposes, its interest in this Note as indebtedness subject to the regulations of the United States Treasury Department governing contingent payment debt instruments.

ANNEX A

CUSIP NO.:  No. 06050 MEM5

BANK OF AMERICA CORPORATION
(the "Corporation")

$80,000,000 0.25% CASH-SETTLED EXCHANGEABLE NOTES LINKED TO THE
NASDAQ-100INDEX®, DUE JANUARY 26, 2010 (the "Notes")

NOTICE OF ELECTION TO EXCHANGE

To:       Banc of America Securities LLC
            9 West 57th Street
            New York, New York 10019
            Attention:  __________
            Telephone:  (212) _________
            Facsimile:  (212) _________

To:       The Bank of New York
            c/o The Bank of New York Trust Company, N.A.
            Attn: Corporate Trust Department
            10161 Centurion Parkway
            Jacksonville, Florida 32256
            Telephone: (904) 998-4732
            Facsimile: (904) 645-1921

The undersigned hereby irrevocably request(s) and instruct(s) the Corporation to exchange its Notes (or the portion thereof specified below) pursuant to their terms, as set forth in the pricing supplement, dated January 21, 2005, at:

_____________________________________________________________________________

_____________________________________________________________________________.
                             (Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the undersigned's Notes is to be exchanged, (a) specify below the portion thereof which the registered holder elects to exchange and (b) specify below the portion thereof (which shall be $1,000 and whole multiples of $1,000) which is not being exchanged (in the absence of any such specification to the contrary, one such Note will be issued for the portion not being exchanged):

Amount to Be Exchanged:         $_______________ (must be at least $25,000)
Amount Not to Be Exchanged:  $_______________

The undersigned holder of Notes:

  irrevocably authorizes the cancellation of the exchanged Notes from the undersigned's Noteholder's account on the applicable exchange date upon delivery of the applicable amount of cash by the Corporation or any party acting on behalf of the Corporation;

                                                                                        17

  authorizes the production of the instructions set forth herein in any applicable administrative or legal proceedings; and

  agrees to instruct the DTC participant holding the Notes on its behalf to coordinate with the trustee under the Indenture and/or the Corporation to deliver its book-entry position in the Notes for cancellation to the Trustee's DTC account on the applicable exchange date.

Please date and acknowledge receipt of this notice in the place provided at the end of this notice on the date of receipt, and fax a copy to the fax number indicated.

________________________________________________
                             (Signature)

NOTICE:  The above signature on this Election to Exchange must correspond with the name in which the applicable Notes are registered in every particular, without alteration or enlargement or any change whatsoever.  The signature should be guaranteed by an eligible guarantor institution (banks, brokers, dealers, savings associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

Fill in registration of Notes if to be issued otherwise than to the registered holder:

Name

Address:

(Please print name and address,
  including zip code)

Facsimile
Number:

Date:
(Date must be on or after February 21, 2005)

Fill in Account information for the delivery of cash, including name of institution, ABA number and account number, and title of account:

___________________________________________________

___________________________________________________

SOCIAL SECURITY OR OTHER TAXPAYER ID NUMBER

/      /      Option To Use DTC Tender Procedures

DTC Participant Number:____________________________
DTC Participant Name:______________________________
DTC Participant Telephone Number:____________________________

Receipt of the above Notice of Election
to Exchange is hereby acknowledged

By:  BANC OF AMERICA SECURITIES LLC,
              as Calculation Agent

By: _____________________________
Name:
Title:

Date and time of acknowledgment: ___________________________